Exhibit 4.7

Addendum to Stockholders Agreement

This Addendum to Stockholders Agreement is made as of the 28th day of April 2009 (this “Addendum”), by 3i Group plc, a company incorporated in England and Wales (the “Purchaser”) pursuant to Section 2.3 of the Stockholders Agreement (the “Stockholders Agreement”), dated as of March 12, 2008, by and among Phibro Animal Health Corporation, a New York corporation (the “Company”) and certain stockholders of the Company. Capitalized terms used herein without definition shall have the meanings given to them in the Stockholders Agreement.

In consideration of the Sale of Stock to the Purchaser and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby agrees as follows:

1.        The Purchaser hereby joins in and agrees to be bound by each and all of the provisions of the Stockholders Agreement as a Stockholder thereunder. The Purchaser further agrees to execute and deliver all other documents and instruments and take all other actions required under or pursuant to the Stockholder Agreement or as reasonably required by the Company in connection herewith.

2.        The Purchaser hereby represents and warrants that (i) each representation and warranty contained in Article VII of the Stockholders Agreement (other than the representation and warranty in Section 7.1(g)) is true and correct with respect to the Purchaser as of the date hereof, as if such representations and warranties were incorporated herein and (ii) it is purchasing the Stock for investment for its own account, not as a nominee or agent, and, except as set forth below, not with a view to the resale or distribution of any part thereof; and (iii) the Schedule to this Addendum sets forth an accurate list of the number and type of all Stock owned by it (or, in respect of the warrant to purchase Stock issued by the Company to 3i Quoted Private Equity plc on 3 March 2009, which warrant was assigned by 3i Quoted Private Equity plc to the Purchaser as of the date hereof (the “Warrant”), to be owned by it following the execution and delivery by the Company of a new Warrant in the name of the Purchaser).

The Purchaser intends to transfer all of the Stock owned by it to Mayflower L.P. (an affiliated limited partnership established in Jersey) in due course provided that Mayflower L.P. shall execute and deliver to the Company an addendum to the Stockholders Agreement in connection with such transfer substantially in the form of Exhibit A of the Stockholders Agreement, which shall include a representation that it is acquiring the Stock for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

IN WITNESS WHEREOF, the Purchaser has caused this Addendum to be executed and delivered to each of the Company and the Stockholders as of the date first above written.

3i Group plc

By:	/s/ Jonathan Murphy
	Name:	Jonathan Murphy
	Title:	Deputy Company Secretary

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PHIBRO ANIMAL HEALTH CORPORATION

By:	/s/ David C. Storbeck
	Name:	David C. Storbeck
	Title:	Vice President, Treasurer

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SCHEDULE

Type of Security	Number

Common Shares	20,610,000

Warrant	in respect of 2,134,021 Common Stock